EXHIBIT 10.6a

                                AMENDMENT TO
                      PINNACLE WEST CAPITAL CORPORATION
                       ARIZONA PUBLIC SERVICE COMPANY
                         SUNCOR DEVELOPMENT COMPANY
                                     AND
                        EL DORADO INVESTMENT COMPANY
                         DEFERRED COMPENSATION PLAN



     Pinnacle West Capital Corporation ("Pinnacle"), pursuant to the power granted to it by Section 11.2 of the above-named plan (the "Plan"), hereby amends the Plan, effective as of December 4, 1992, by making the following deletions and additions:


I.   Definition of "Unforeseeable Financial Emergency"

     The definition of "Unforeseeable  Financial Emergency" found at Section
     1.34 is deleted and a new Section 1.34 is added that reads as follows:

     "`Unforeseeable Financial Emergency' shall mean an unanticipated emergency that is cause by an event beyond the control of the Participant that would result in severe financial hardship to the Participant resulting from (i) a sudden and unexpected illness or accident of the Participant or a dependent of the Participant, (ii) a loss of the Participant's property due to casualty or (iii) such other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Committee."

II.  Modification of Section 4.1

     Section 4.1 is modified to add the following sentence at the end thereof:

     "Notwithstanding the foregoing, amounts transferred to this plan pursuant to Section 13.2 shall not be eligible for a Short-Term Payout."

III. Modification of Section 4.2

     Section 4.2 is modified by deleting the second sentence of that Section and adding the following second sentence:

     "The payout shall not exceed the lesser of (i) the Participant's Account Balance, calculated as if such Participant were receiving a Termination Benefit, or (ii) the amount reasonably needed to satisfy the Unforeseeable Financial Emergency."

IV.  Addition of New Section 13.2

     A new Section 13.2 is added that reads as follows:

     "Any Participant who was a participant in the Arizona Public Service Company Deferred Compensation Plan, the Pinnacle West Capital Corporation Deferred Compensation Plan, the Arizona Public Service Company Directors' Deferred Compensation Plan or the Pinnacle West Capital Corporation Directors' Deferred Compensation Plan prior to becoming a Participant in this Plan shall have the right to elect, upon the later of the date upon which he or she first becomes designated for participation in the Plan or the first Plan Entry Date following the adoption of this amendment, to transfer his or her Deferral Option I account balance in that plan to this Plan. This election shall be made in accordance with the rules and on the forms established from time to time by the Committee. If the election is made, the Participant's Deferral Option I account balance under the other plan shall be added to his or her Account Balance under this Plan and any such transferred account balance shall become subject to the terms and conditions of this Plan. Upon the completion of the transfer of his or her account balance under the other plan to this Plan, the Participant's participation in Deferral Option I of the other plan shall terminate and he or she shall have no further interest in Deferral Option I of that plan.

          Pinnacle has caused this Amendment to be signed by its duly authorized officer on December 31, 1992.


                                      Pinnacle West Capital Corporation



                                      By      Faye Widenmann
                                        ------------------------------------
                                         Its     Vice President
                                            --------------------------------